Exhibit 10.55

Summary of Compensation for Executive Officers

Following is a description of the compensation arrangements for each of PC Connection, Inc.’s (the “Company’s”) named executive officers. The Company’s named executive officers consist of: (i) Patricia Gallup, President, Chief Executive Officer, and Chairman; (ii) Robert Wilkins, Executive Vice President; (iii) Peter Cannone, Senior Vice President, Sales Subsidiaries; (iv) Jack Ferguson, Vice President, Treasurer and Chief Financial Officer, and (v) Bradley Mousseau, Vice President, Human Resources.

The Compensation Committee annually sets the compensation of the Chief Executive Officer. The Compensation Committee also reviews the recommendations of the Chief Executive Officer regarding the compensation of the Company’s other executive officers. The Compensation Committee seeks to achieve three broad goals in connection with the Company’s compensation philosophy and decisions regarding compensation. First, the Company is committed to providing executive compensation designed to attract, retain, and motivate executives who contribute to the long-term success of the Company and are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing industry in which the Company operates. Second, the Company wants to reward executives for the achievement of business objectives of the Company and/or the individual executive’s particular area of responsibility. By tying compensation in part to achievement, the Company believes that a performance-oriented environment is created for the Company’s executives. Finally, compensation is intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company’s executives with the performance of the Company’s Common Stock.

Each executive’s total compensation depends upon the executive’s performance against specific objectives. These objectives include both quantitative factors related to the Company’s short-term financial objectives and qualitative factors such as (a) demonstrated leadership ability, (b) management development, (c) compliance with Company policies, and (d) anticipation of and response to changing market and economic conditions, to enhance the Company’s ability to operate profitably. Compensation for the Company’s executives generally consists of three elements:

•	salary—levels are generally set by reviewing compensation for competitive positions in the market and considering the executive’s level of responsibility, qualifications, and experience, as well as the Company’s financial performance and the individual’s performance;

•	bonus—amounts are generally based on achievement of the Company’s performance goals in any given year; and

•	stock option grants—options provide long-term incentives to promote and identify long-term interests between the Company’s employees and its stockholders and to assist in the retention of executives.

In 2005, the Company granted Jack L. Ferguson an option to purchase 40,000 shares of the Company’s common stock upon his appointment as Vice President and Chief Financial Officer. The exercise price of the option was $5.38. This option was fully vested upon grant date and expires in ten years. There were no other stock options awarded in 2005 to the Company’s named executive officers.

The following table lists the 2005 annual base salaries and bonuses of the Company’s named executive officers:

	Salary	Bonus
Patricia Gallup President, Chief Executive Officer, and Chairman	$432,115	—
Robert Wilkins (1) Executive Vice President	$418,904	$10,000
Peter Cannone Senior Vice President, Sales Subsidiaries	$360,631	$10,000
Jack Ferguson (2) Vice President, Treasurer and Chief Financial Officer	$299,408	$10,000
Bradley Mousseau Vice President, Human Resources	$231,692	$10,000

(1)	Mr. Wilkins resigned as Executive Vice President, effective March 30, 2006.
(2)	Mr. Ferguson was appointed Chief Financial Officer on December 30, 2005. Mr. Ferguson had been serving as interim chief financial officer since October 21, 2004, upon the resignation of Mark A. Gavin, the Company’s former Senior Vice President of Finance and Chief Financial Officer.